As filed with the Securities and Exchange Commission on April 23, 2013

Registration Statement No. 333-148144

Registration Statement No. 333-169380

Registration Statement No. 333-181880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-8

Registration Statement No. 333-148144
Registration Statement No. 333-169380
Registration Statement No. 333-181880

UNDER

THE SECURITIES ACT OF 1933

Duff & Phelps Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-8893559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

55 East 52nd Street, 31st Floor New York, New York	10055
(Address of Principal Executive Offices)	(Zip Code)

Duff & Phelps Corporation 2007 Omnibus Stock Incentive Plan

Duff & Phelps Corporation Amended and Restated 2007 Omnibus Stock Incentive Plan

Duff & Phelps Corporation Further Amended and Restated 2007 Omnibus Stock Incentive Plan

 (Full title of the plans)

Edward S. Forman

Executive Vice President, General Counsel and Secretary
Duff & Phelps Corporation
55 East 52nd Street
New York, New York 10055
(212) 871-2000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Duff & Phelps Corporation (the “Registrant”):

•               File No. 333-148144, pertaining to the registration of 6,150,000 shares of Class A common stock, par value $0.01 per share, of the Registrant (the “Common Stock”), issuable under the Duff & Phelps Corporation 2007 Omnibus Stock Incentive Plan;

•               File No. 333-169380, pertaining to the registration of 5,000,000 shares of Common Stock, issuable pursuant to the Duff & Phelps Corporation Amended and Restated 2007 Omnibus Stock Incentive Plan; and

•               File No. 333-181880, pertaining to the registration of 6,000,000 shares of Common Stock, issuable pursuant to the Duff & Phelps Corporation Further Amended and Restated 2007 Omnibus Stock Incentive Plan.

On December 30, 2012, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Duff & Phelps Acquisitions, LLC, a Delaware limited liability company (“DPA”), Dakota Holding Corporation, a Delaware corporation (the “Parent”), Dakota Acquisition I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), and Dakota Acquisition II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub I.  Pursuant to the Merger Agreement, among other transactions, Merger Sub I merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation following the Merger and as a wholly owned subsidiary of the Parent.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of April, 2013. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Duff & Phelps Corporation

By:	/s/ Noah Gottdiener
Name:	Noah Gottdiener
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.